Exhibit 10.1

One World Pharma, Inc.

3471 W. Oquendo Road, Suite 301

Las Vegas, NV 89118

May 28, 2021

Vahé Gabriel

_______________

_______________

Dear Mr. Gabriel:

We are pleased to confirm the terms of your employment with One World Pharma, Inc. (the “Company”), effective May 28, 2021 (the “Effective Date”). The details of your employment are as follows:

Title; Duties:	You will be employed as the Company’s Chief Financial Officer and Chief Operating Officer, performing such duties as are normally associated with these positions and as may be assigned to you from time to time by the Board of Directors of the Company and the Company’s CEO. While serving as CFO/COO, you will report directly to the CEO and the Company’s Board of Directors (the “Board”).

At-Will Employment:	Your employment will be at-will, meaning you or the Company can terminate the employment relationship between you and the Company at any time. In the event of termination by the Company without cause, you will be entitled to a severance payment in the amount of three months of your base salary.

Compensation:

You will be issued a stock option as provided under “Equity Compensation” below upon the commencement of your employment with the Company.

In addition, beginning as of October 1, 2021, you will be paid an annual base salary in the amount of $200,000. Your base salary and performance will be reviewed by the Board on an annual basis, and may be adjusted upward, but not downward, in the sole discretion of the Board based on such review. Your annual salary will be paid in accordance with the Company’s regular payroll practices and may be paid with shares of the Company’s Common Stock if mutually agreed upon. If the Company elects to pay your compensation with shares of Common Stock, the number of shares of Common Stock to be issued to you shall be equal to (a) 1.25 times the cash payment to which you would have been otherwise entitled, divided by (b) the closing price of the Common Stock on the day such cash payment was due.

You will be eligible to receive a performance bonus at the sole discretion of the Board for each full fiscal year that you are employed by the Company, beginning with the Company’s fiscal year ending December 31, 2022. The determination of the Board with respect to your bonus will be final and binding. The Company will pay the bonus (if any) within 120 days following the end of the fiscal year.

Equity Compensation:

On the Effective Date, you will be issued an option (the “Option”) to purchase 1,000,000 shares of the Company’s Common Stock, with an exercise price equal to the closing price of the Common Stock on the Effective Date. The Option will be issued under and be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan, and a Stock Option Agreement (together, the “Plan Documents”) with respect to the Option. The Option shall vest immediately as to 500,000 shares of Common Stock, as to 250,000 shares of Common Stock three months after the Effective Date, and as to the remaining 250,000 shares of Common Stock six months after the Effective Date. You acknowledge and agree that the Option replaces any equity grants previously discussed with you, and as of the Effective Date shall constitute the sole option grant issued to you by the Company.

For the avoidance of doubt and purposes of clarity, in the event your employment terminates, you will be entitled to retain the vested portion of the Option, which will continue to be exercisable as provided in the Plan Documents.

Expenses:	You will be reimbursed for all reasonable out-of-pocket business expenses incurred by you while employed by the Company in the performance of your services up to $2,000 per month upon submission of expense statements, invoices or such other supporting information as the Board may reasonably require. Additional expenses must be approved.

Benefits:	You shall be entitled to participate in and be provided with such benefit plans and programs offered to and or made available to the Company’s employees from time to time.

Personnel Policies:	Your employment is subject to the Company’s personnel policies and procedures as they may be adopted, interpreted or revised from time to time in the Company’s sole discretion.

Location:	Your place of employment may be at your home address if you so elect.

No Conflict Representation:	You hereby represent that the provision of services by you to the Company does not and will not breach any agreement with any current or former employer.

Confidential Information Obligations:	You and the Company will enter into a Confidential Information Agreement that contains provisions that will survive termination or expiration of this letter agreement.

Nothing other than an express written agreement signed by both parties may modify any term of this letter agreement. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflicts of law.

Please sign this letter agreement to acknowledge your acceptance and agreement to the terms herein. We look forward to working with you and expect that you will be a great asset to our team.

Sincerely,

ONE WORLD PHARMA, INC.

By:	/s/ Kenneth Perego II, MD
Name:	Kenneth Perego II, MD
Title:	Chairman of the Board

Acknowledged and agreed

this 28th day of May 2021:

/s/ Vahé Gabriel
Vahé Gabriel